Exhibit 99.1

Contact:

William A. Hockett

EVP, Corporate Communications

(801) 584-3600

email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

MYRIAD GENETICS REPORTS RESULTS FOR SECOND

QUARTER OF FISCAL 2007

- Molecular Diagnostics Revenues Up 46%, Gross Profits Up 56% -

Salt Lake City, February 6, 2007 — Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for the second quarter of fiscal 2007 and the six months ended December 31, 2006.

For the second fiscal quarter of 2007, molecular diagnostics revenues increased by 46%, to $34.2 million, from $23.4 million in the second quarter of fiscal 2006. Compared with the first quarter of fiscal 2007, molecular diagnostics revenues experienced strong, double-digit growth of 11%.

For the first six months of fiscal 2007, molecular diagnostics revenues were $65.0 million, an increase of 45% from the $44.9 million of the same period last year. This increase in molecular diagnostics revenues reflects strong customer demand for Myriad’s molecular diagnostics products due in part, we believe, to the demonstrated clinical utility of the tests and the clinical value to patients themselves of using Myriad’s BRACAnalysis®, COLARIS®, and MELARIS® molecular diagnostic products.

Gross profit margins from sales of molecular diagnostics products reached a record 78% in the second quarter, an increase of 5 percentage points over the 73% from the same period last year, and four points higher than the first quarter of fiscal 2007. Improved gross profit margins primarily resulted from the introduction of new, more efficient operating systems. Gross profits from the molecular diagnostics business were $26.6 million for the second quarter of fiscal 2007, a 56% increase from the same period last year and a 17% increase from the first quarter of fiscal 2007.

Myriad Genetics/2Q Results

Research and development expense was $24.8 million for the quarter, compared with $19.0 million for research and development in the same quarter of the prior year. This 30% increase in research and development expense includes the ongoing investment to continue moving Flurizan™ and Azixa™ toward regulatory approval, continue clinical development of the Company’s MPC-0920 and MPC-2130 candidate drugs and to advance promising late-stage preclinical drug compounds toward the submission of an IND.

As of December 31, 2006, Myriad had approximately $204 million in cash, cash equivalents and marketable investment securities. The Company has no debt and no convertible securities.

“We are pleased to once again report excellent growth in our molecular diagnostics business and continued progress in advancing our drug candidates through the regulatory process,” commented Peter Meldrum, President and CEO of Myriad Genetics, Inc. “As we have seen in previous years, our second quarter was particularly strong, with record revenues and strong profit margins. Additionally, I am pleased to report that strong sample flow has continued into our third fiscal quarter.”

The net loss per share for the second quarter of fiscal 2007 was $0.22, unchanged from the $0.22 per share from the same period in fiscal 2006. Net loss for the second quarter of fiscal 2007 was $8.8 million, compared with $8.0 million for the same quarter of fiscal 2006. This nominal increase was realized by carefully controlling expenses despite the initiation of a European Phase 3 human clinical trial of Flurizan (tarenfluribil) in patients with mild Alzheimer’s disease and a 30% increase in research and development expenditures over the same quarter last year.

Update on Flurizan™

After recent discussions with the United States Food and Drug Administration and further analysis of the Company’s Phase 2 data, the Company has determined to continue its U.S. Phase 3 trial of Flurizan in the United States, through to its full 18 month term, without conducting an interim analysis of the data at 12 months.

Additionally, the governing bodies that regulate generic drug names have assigned to Flurizan a generic name with a new word stem that identifies it as the first member of a new class of compounds known as Selective Amyloid Lowering Agents, or SALAs. Flurizan is the first to receive the new word stem, “–-flurbil”, and will now be known generically as “tarenflurbil”. Both the United States Adopted Names Council and the International Nonproprietary Names organization have assigned this new generic name to Flurizan, providing a consistent compound-specific name across all markets.

Conference Call and Audio Web Cast

Myriad management will host a conference call today at 10:00 am Eastern time to discuss these results and other recent Company events. The dial-in number for the conference call will be (888) 589-2820, or (706) 634-2173. Callers will be required to give the conference identification number, 6647309. A replay of the conference call will be available for one week following the call at (800) 642-1687 or (706) 645-9291. The call will also be available audiocast over the internet through a link on Myriad’s home page at www.myriad.com.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development and marketing of novel healthcare products. The Company develops and markets molecular diagnostics products, and is developing and intends to market therapeutic products in the fields of Alzheimer’s disease, cancer and viral diseases. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Azixa™, BRACAnalysis®, COLARIS®, Flurizan™ and Melaris® are trademarks of Myriad Genetics, Inc. in the United States and other countries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our belief that significant increases in the Company’s molecular diagnostics revenue reflect strong customer demand for our molecular diagnostics products due in part to the demonstrated clinical utility of the tests and the exceptional value to patients, improved gross profit margins from the introduction of new, more efficient operating systems, continued growth in molecular diagnostic product revenues and advances in moving our drug candidates towards the market, the continued strong sample flow into our third fiscal quarter, management’s beliefs concerning the expenditures necessary to advance the Company’s therapeutic product candidates through regulatory approvals, and management’s belief in the utility of continuing the Phase 3 trial of Flurizan™ through the full 18-month term. These forward looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, our inability to further identify, develop and achieve commercial success for new products and technologies; our ability to discover drugs that are safer and more efficacious than our competitors; our ability to develop molecular diagnostic products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; our ability to protect our proprietary technologies; patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2006, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of February 6, 2007, and Myriad undertakes no duty to update this information unless required by law.

Myriad Genetics/2Q Results

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
REVENUES:
Molecular diagnostic revenue	$34,175	$23,392	$65,026	$44,921
Research revenue	2,960	3,938	5,652	$7,524

Total revenues	37,135	27,330	70,678	52,445
COSTS AND EXPENSES:
Molecular diagnostic cost of revenue	7,529	6,272	15,634	12,075
Research and development expense	24,764	19,030	51,116	37,495
Selling, general and administrative expense	16,211	11,628	30,297	22,528

Total costs and expenses	48,504	36,930	97,047	72,098

Operating loss	(11,369)	(9,600)	(26,369)	(19,653)
Other income (expense):
Interest income	2,573	1,649	5,175	2,460
Other	—	(1)	(27)	(1)

	2,573	1,648	5,148	2,459

Net loss	($8,796)	($7,952)	($21,221)	($17,194)

Basic and diluted loss per share	($0.22)	($0.22)	($0.53)	($0.52)

Basic and diluted weighted average shares outstanding	39,808	35,547	39,754	33,217

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Dec. 31, 2006	Jun. 30, 2006
Cash, cash equivalents, and marketable investment securities	$203,511	$227,744
Trade receivables, net	24,006	20,820
Other receivables	2,920	1,397
Prepaid expenses	3,932	2,326
Equipment and leasehold improvements, net	23,761	19,829
Other assets	4,192	4,487

Total assets	$262,322	$276,603
Accounts payable and accrued liabilities	$26,038	$26,705
Deferred revenue	434	117
Stockholders’ equity	235,850	249,781

Total liabilities and stockholders’ equity	$262,322	$276,603